EXHIBIT 99.1

Donegal Group Inc. Announces Quarterly Dividend

MARIETTA, Pa., Oct. 15, 2026 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) reported today that its board of directors declared a regular quarterly cash dividend of $0.1925 per share of the Company’s Class A common stock and $0.175 per share of the Company’s Class B common stock. The dividends are payable on November 16, 2026 to stockholders of record as of the close of business on November 2, 2026.

About Donegal Group Inc.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in 21 Mid-Atlantic, Midwestern, Southern and Southwestern states. Donegal Mutual Insurance Company and its insurance subsidiaries conduct business together with the insurance subsidiaries of Donegal Group Inc. as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. The Company is focused on several primary strategies, including achieving sustained excellent financial performance, advancing its operational and digital capabilities, capitalizing on opportunities to grow profitably and providing superior experiences to its agents, customers and employees.

Investor Relations Contact

Jeremy Hellman, Vice President, The Equity Group Inc.
Phone: (212) 836-9626
E-mail: jhellman@theequitygroup.com